Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Crown Castle International Corp.:

We consent to the use of our report dated June 27, 2011, with respect to the statements of net assets available for benefits of the Crown Castle International Corp. 401(k) Plan as of December 31, 2010 and 2009, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule of Schedule H, Line 4i – Schedule of Assets (Held at End Of Year) as of December 31, 2010, incorporated herein by reference.

/s/ KPMG LLP

KPMG LLP
Pittsburgh, Pennsylvania
May 22, 2012